Exhibit 99.1

Cathay General Bancorp Adopts Additional Share Repurchase Program

LOS ANGELES, Oct. 26, 2018 /PRNewswire/ -- Cathay General Bancorp (the "Company", NASDAQ: CATY), the holding company for Cathay Bank, announced that its Board of Directors has adopted an additional share repurchase program authorizing the Company to repurchase up to $45,000,000 of the Company's common stock. The $45,000,000 repurchase program announced on February 1, 2016, was completed on October 24, 2018, with the repurchase of 1,580,904 shares at an average cost of $28.50.

The share repurchases may be made from time to time on the open market or in privately negotiated transactions. The timing, price and volume of the share repurchases will be based on market conditions, relevant securities laws and other factors. Each repurchase program may be suspended, terminated or modified at any time for any reason, including market conditions, the cost of repurchasing shares, the availability of alternative investment opportunities, liquidity, and other factors deemed appropriate. These factors may also affect the timing and amount of share repurchases. The Company currently has approximately 81,195,721 shares of common stock outstanding.

ABOUT CATHAY GENERAL BANCORP

Cathay General Bancorp is the holding company for Cathay Bank, a California state-chartered bank. Founded in 1962, Cathay Bank offers a wide range of financial services. Cathay Bank currently operates 40 branches in California, 11 branches in New York State, three in Illinois, Chicago area, four in Washington State, two in Texas, one in Maryland, one in Massachusetts, one in Nevada, one in New Jersey, one in Hong Kong, and a representative office in Taipei, Beijing, and Shanghai. Cathay Bank's website is found at www.cathaybank.com. Cathay General Bancorp's website is found at www.cathaygeneralbancorp.com. Information set forth on such websites is not incorporated into this press release.

FORWARD-LOOKING STATEMENTS

Statements made in this press release, other than statements of historical fact, are forward-looking statements within the meaning of the applicable provisions of the Private Securities Litigation Reform Act of 1995 regarding management's beliefs, projections, and assumptions concerning future results and events. Forward-looking statements are based on estimates, beliefs, projections, and assumptions of management and are not guarantees of future performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Some of these risks are described in the Cathay General Bancorp's Annual Report on Form 10-K for the year ended December 31, 2017 (Item 1A in particular), other reports filed with the Securities and Exchange Commission ("SEC"), and other filings Cathay General Bancorp makes with the SEC from time to time. Cathay General Bancorp has no intention and undertakes no obligation to update any forward-looking statement or to publicly announce any revision of any forward-looking statement to reflect future developments or events, except as required by law.

CONTACT: Heng W. Chen, (626) 279-3652